Exhibit 10.5

MANAGEMENT AGREEMENT

BETWEEN :

SAMSONITE EUROPE N.V., having its registered office at 9700 Oudenaarde (Belgium), Westering 17,

hereinafter referred to as “the Company”,

represented for the purpose of the present agreement (the “Agreement”) by Mr. Richard H. Wiley, director, and Mr. Marc Matton, director.

AND :

Mr. Marcello BOTTOLI, having his residence at Belfortstraat 18 B2, B-9700 Gent, Belgium,

hereinafter referred to as “Mr. BOTTOLI”.

WHEREAS Mr. BOTTOLI will execute the day-to-day management of the Company on a self-employed basis;

WHEREAS the Company and Mr. BOTTOLI wish to determine in writing the conditions under which the latter will perform his office as managing director.

IT HAS BEEN AGREED UPON AS FOLLOWS :

Article 1 — Object of the agreement

1.                   Mr. BOTTOLI will be in charge of the day-to-day management of the Company and its Subsidiaries, in line with the policies and applicable strategic decisions applicable within the SAMSONITE GROUP, as they may be modified from time to time. Day-to-day management in this Agreement shall have the meaning as referred to in Section 525 of the Belgian Company Code and no such duties shall take place in the United States of America. For the purpose of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more subsidiaries of the Company.

2.                   The Company commits itself to have Mr. BOTTOLI appointed by the General Assembly of Shareholders as director with effect on 25 June 2004 and by the board of directors of the Company (the “Board of Directors”) as managing director also with effect on the same date.

Article 2 — The conditions of the underlying agreement

1.                   Mr. BOTTOLI shall perform and discharge his duties, powers, functions and services hereunder in good faith, in accordance with the requirements of applicable law, rules and regulations, and with the standards set forth herein and in any event with the due care and skill and to the standards which would be expected from a competent (managing) director  providing services of the kind described herein.  Mr. BOTTOLI shall perform the management of the Company as a normal prudent person, with proper diligence and in accordance with generally accepted and consistently applied business practices.

2.                   Mr. BOTTOLI shall perform the Agreement on a self-employed basis, as his full professional activities for the benefit of the Company fall within the realm of his corporate office (in the meaning of Section 2 of the Royal Decree of 19 December 1967).  Mr. BOTTOLI will receive no direct instructions from the Company in relation to the organisation and performance of the duties and services to be rendered under this Agreement, nor will the Company exercise any complete or partial employer’s authority in relation to Mr. BOTTOLI.  Mr. BOTTOLI will not act, nor will he consider himself as being an employee, in view of the fact that his relation with the Company is not based upon an employment contract.

3.                   Mr. BOTTOLI is solely liable for all his personal social obligations in relation to the execution of this Agreement.  Mr. BOTTOLI will be affiliated with a social security fund for independent workers and will submit to the Company proof of each payment to this social security fund within 30 days following every calendar quarter.

4.                   Mr. BOTTOLI will spend the time and attention which is reasonably required to perform his duties and responsibilities under this Agreement.  Prior to the commencement of this Agreement and during the execution thereof, Mr. BOTTOLI will inform the Company in writing of any other positions (whether remunerated or not) he holds in any other company or association. The Company has the right in the reasonable view of the Company to request Mr. BOTTOLI to forfeit such positions to the extent they could possibly hinder the proper execution of this Agreement; provided that Mr. BOTTOLI may continue to serve in his current capacity on the board of directors of the Italian company, Ratti, so long as such service does not require Mr. BOTTOLI to spend more than 7 days per annum engaged in such activities.

5.                   Mr. BOTTOLI is allowed to use the infrastructure, logistical support and the documentation of the Company necessary for the performance of his duties and obligations under this Agreement.

6.                   As a corporate officer, Mr. BOTTOLI agrees to respect all instructions in relation to safety and health, that are applicable within the buildings of the Company and its Subsidiaries where employees are working.

                            Mr. BOTTOLI explicitly allows the Company to take the necessary measures in his name in the event any problem should arise in this respect.

7.                   Mr. BOTTOLI shall report on his activities at the times determined by the Board of Directors, and any time either party to this Agreement considers it necessary for the proper execution of either parties’ obligations arising from this Agreement. Mr. BOTTOLI will however, not be asked to give account of the work hours, work methods and/or work organisation.

Article 3 — Management fees

1.                   The Company will pay Mr. BOTTOLI for the duration of this Agreement a fixed annual management fee (hereinafter “Management Fee”). This fee shall amount to 100.000,00 EUR gross, payable in 12 monthly instalments. In case of an incomplete month or year, said fee will be paid pro rata temporis.

2.                   Mr. BOTTOLI shall be solely responsible for his good legal standing, social security status (as a self-employed individual) and any social security contributions due from such status, and tax status under the laws of applicable jurisdictions.  Mr. BOTTOLI acknowledges that the Company shall be paying the Management Fee and the amounts under Articles 4 and 5 after deduction of Belgian withholding tax, if any, and any other applicable deductions.

3.                   The parties may from time to time decide to modify the Management Fee in mutual agreement, it being understood that such adjustment will need to be endorsed by the competent corporate body of the Company.

Article 4 — Sign-on bonus

In June 2004, the Company paid Mr. BOTTOLI a sign-on bonus of 33.333,00 EUR gross.

Article 5 — Benefits

1.                   Mr. BOTTOLI shall be entitled to the following benefits, to be provided by the Company or, at the Company’s election, its Subsidiaries, during the term of this Agreement:

(a)  group medical insurance adopted by the Company for participation by Mr. BOTTOLI subject to the terms and conditions of such plan, it being understood that during 2005 such medical insurance shall be provided in the form of a

German-based plan with benefits reasonably equivalent to those under the medical insurance policy carried by Mr. BOTTOLI and his family during the year 2004; and

(b)          during 2004, reimbursement for reasonable premium payments made by Mr. BOTTOLI to his current medical insurance provider.

In addition, during the term of this Agreement, Mr. BOTTOLI shall be entitled to participate in all of the Company’s benefit programs for which directors of the Company are generally eligible.

2.                   The Company will lease an automobile, the aggregate payments for which shall not exceed 25.000,00 EUR annually, and provide it to Mr. BOTTOLI for business use in accordance with Company policy.

3.                   For the period during which Mr. BOTTOLI’s place of work is Oudenaarde, Belgium, the Company will:

(a)           rent an apartment, the aggregate payments for which shall not exceed 25.000,00 EUR annually, and allow Mr. BOTTOLI to reside in it in accordance with Company policy; and

(b)          pay Mr. BOTTOLI’s reasonable professional travel costs to and from the Company’s offices in Oudenaarde, Belgium, in accordance with the Company policy with respect to reimbursement of expenses, in an aggregate amount not to exceed 25.000,00 EUR annually.

4.                   Mr. BOTTOLI agrees to work in good faith with the Company and its Subsidiaries to minimize expenses relating to the forgoing benefits.

Article 6 — Special tax status for expatriates

1.                   The Company will file a request on behalf of Mr. BOTTOLI in order to obtain the special tax status for expatriates.

2.                   Mr. BOTTOLI will not undertake any action that could jeopardize the approval or continued application of the special tax status for expatriates or reduce the benefits for the Company.

3.                   Mr. BOTTOLI  shall keep all documents related to his professional travel to a destination outside Belgium, such as boarding passes, train tickets, visa stubs, etc., and forward these upon request to the Company or its designated tax advisors.

Article 7 — Termination - Disruption

1.                   Subject to any other agreements between the parties hereto, this Agreement is concluded for an indefinite period of time and commences on 25 June 2004.

                            In the event, Mr. BOTTOLI wishes to resign or terminate this Agreement, he will promptly inform the Company. It is explicitly agreed, that Mr. BOTTOLI will have to serve in any event, except as otherwise agreed in writing between parties, a notice period of 45 days in order to ensure the continuity of the Company’s activities and the handover of his responsibilities to his successor.  The Company may terminate this  Agreement at any time by giving a notice period of 45 days.

2.                   Notwithstanding anything to the contrary, upon termination of this Agreement by the Company or Mr. BOTTOLI, Mr. BOTTOLI shall not be entitled to any indemnity or severance payment or any additional amount by way of Management Fees.

3.                   The Company may terminate this Agreement with immediate effect in the event (i) that Mr. BOTTOLI violates any provision of this Agreement, (ii) of serious misconduct, gross negligence, gross or deliberate fault or deceit committed by Mr. BOTTOLI, or (iii) Mr. BOTTOLI becomes prohibited from holding office as managing director.

4.                   Upon revocation of Mr. BOTTOLI’s mandate by the Company or resignation of Mr. BOTTOLI as managing director of the Company, Mr. BOTTOLI will promptly resign from the board or from any other corporate office in any Subsidiary.

Article 8 — Death and Illness

1.                   If Mr. BOTTOLI is unable to perform the day-to-day management due to physical or mental disability during a continuous period of at least 90 days, the Company shall have the right to terminate this Agreement with immediate effect and without indemnity or severance payment.

2.                   Mr. BOTTOLI has the obligation to produce, in the event of physical or mental disability, medical certificates and shall comply with such other requirements as the Company may reasonably impose.

3.                   This Agreement shall terminate automatically upon Mr. BOTTOLI’s death. In this event, the Agreement is terminated with immediate effect and without indemnity and severance payment.

Article 9 — Confidentiality

1.                   Unless otherwise required by law or judicial process, Mr. BOTTOLI shall keep confidential all Confidential Information known to Mr. BOTTOLI concerning the Company or its affiliated companies and their respective businesses during the term of this Agreement and for the shorter of three (3) years following the termination of this Agreement or until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the actions of Mr. BOTTOLI;

provided that Mr. BOTTOLI shall provide notice to the Company in advance of any disclosure required by law or judicial process in a timely manner to permit the Company to oppose such compelled disclosure.

2.                   For purposes of this Agreement, “Confidential Information” shall mean proprietary information of the Company and its affiliated companies of any nature and in any form or information about the Company’s or its affiliated companies’ business, operations, strategy, personnel or plans which is not made publicly available by the Company or its affiliated companies, except for information independently developed by Mr. BOTTOLI without any use of Confidential Information or which was at the time of disclosure to Mr. BOTTOLI part of the public domain or thereafter becomes generally part of the public domain other than through Mr. BOTTOLI’s actions, or which Mr. BOTTOLI can demonstrate was lawfully in his possession prior to disclosure to Mr. BOTTOLI by the Company or was lawfully received by Mr. BOTTOLI after disclosure from a third party.

3.                   Upon termination of the engagement of Mr. BOTTOLI for any reason, Mr. BOTTOLI shall return all property belonging to the Company or its Subsidiaries as applicable, including any and all Confidential Information in the possession of Mr. BOTTOLI or under his control.

Article 10 - Enforceability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Article 11 - Jurisdiction

The courts of the registered office of the Company have exclusive authority in relation to every dispute connected to the interpretation, the execution and/or the termination of this Agreement.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Belgium.

Article 12 - Entire agreement

This Agreement embodies the complete agreement and understanding among the parties and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Article 13 - Notices

All notices or other correspondence arising under this Agreement shall be duly delivered or sent by registered post to :

Notices to Mr. BOTTOLI:

c/o Stefania Tomasini

Studio Dott. Guido Severgnini

Via Camperio, 9

20123 Milan

ITALY

Facsimile: +39 0286998501

With a copy, which shall not constitute notice, to:

Jason Warner

9400 South Dadeland Boulevard

Suite 600

Miami, Florida 33156

UNITED STATES OF AMERICA

Facsimile: +1 (305) 670-0005

Notices to the Company:

SAMSONITE EUROPE NV

Westering 17

9700 Oudenaarde

BELGIUM

Facsimile: +32/55/300.970

Attention: Caroline Giraldo

With a copy, which shall not constitute notice, to:

KIRKLAND & ELLIS INTERNATIONAL LLP

Tower 42

25 Old Broad Street

London EC2N 1HQ

UNITED KINGDOM

Facsimile: +44 20 7816 8800

Attention: James L. Learner
David Patrick Eich

Or such other person and address as the parties shall notify the other in writing or vice versa from time to time.

Made in two originals in Oudenaarde to be effective as of                                   .  Both parties acknowledge receipt of an original copy duly signed by both parties.

/s/ Marcello Bottoli
MARCELLO BOTTOLI
(“read and approved”)

SAMSONITE EUROPE N.V.
(“read and approved”)

By:	/s/ Richard H. Wiley
RICHARD H. WILEY, Director

By:	/s/ Marc Matton
MARC MATTON, Director